											Exhibit 99.2
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2012
	(in thousands)

	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Date of Completion of Construction or Acquisition	Depreciable Life
Shopping Centers:
Arizona Mills, Tempe, AZ	$22,017	$147,922	$3,408	$22,017	$151,330	$173,347		$56,867	$116,480	$169,754	1997	50 Years
Fair Oaks, Fairfax, VA	7,667	33,147	79,551	7,667	112,698	120,365		67,670	52,695	275,000	1980	55 Years
The Mall at Millenia, Orlando, FL	22,517	176,577	7,714	22,517	184,291	206,808		69,311	137,497	350,000	2002	50 Years
Stamford Town Center, Stamford, CT	9,537	40,044	93,057	9,537	133,101	142,638		67,474	75,164		1982	40 Years
Sunvalley, Concord, CA	350	65,740	32,436	350	98,176	98,526		60,106	38,420	189,262	1967	40 Years
Waterside Shops, Naples, FL	12,604	66,930	86,868	12,604	153,798	166,402		53,762	112,640	165,000	2003	50 Years
Westfarms, Farmington, CT	5,287	38,638	132,417	5,287	171,055	176,342		97,911	78,431	317,877	1974	34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,697			42,697		42,697			42,697	23,964	2006
Peripheral Land	1,547			1,547		1,547			1,547
Construction in Process and Development - Pre-construction costs (1)			975		975	975			975
Total	$124,223	$568,998	$436,426	$124,223	$1,005,424	$1,129,647	(2)	$473,101	$656,546

The changes in total real estate assets and accumulated depreciation for the years ended December 2012, 2011, and 2010 are as follows:

	Total Real Estate Assets							Accumulated Depreciation
	2012	2011	2010					2012	2011	2010
Balance, beginning of year	$1,107,314	$1,092,916	$1,094,963		Balance, beginning of year			$(446,059)	$(417,712)	$(396,518)
New development and improvements	26,131	19,352	10,703		Depreciation for year			(31,060)	(30,289)	(32,324)
Disposals/Write-offs	(3,798)	(4,954)	(12,750)		Disposals			4,018	1,942	11,130
Balance, end of year	$1,129,647	$1,107,314	$1,092,916		Balance, end of year			$(473,101)	$(446,059)	$(417,712)

(1) Excludes $128.3 million relating to the Company's investments in new center properties under development.
(2) The unaudited aggregate cost for federal income tax purposes as of December 31, 2012 was $1.382 billion.